Exhibit 99.1

Royal Bank
AMERICA

Customers. Shareholders. Co-workers. Community.

ROYAL BANCSHARES ANNOUNCES
REPURCHASE OF REMAINING SERIES A PREFERRED SHARES

BALA CYNWYD, PA (Marketwired—November 21, 2016) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America, today announced that the Company has completed the repurchase of the remaining outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A.  The Company initially issued 30,407 shares of Series A preferred stock to the United States Treasury in February 2009 as part of Treasury’s TARP program. The Company repurchased 11,551 shares of Series A preferred stock in July 2014 as part of Treasury’s auction of its holdings of Series A preferred stock.  The Company repurchased the remaining 18,856 shares of Series A preferred stock from time to time during 2016 as shares became available for purchase and the Company received the required regulatory approvals to repurchase such shares.  As of the date of this release, no shares of Series A preferred stock remain outstanding.

Commenting on the announcement, Kevin Tylus, President and Chief Executive Officer of the Company, said “The successful completion of these transactions enabled us to achieve a repositioning of our balance sheet. Further, the full redemption avoids any future dividends associated with the preferred stock.”

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Bala Cynwyd, Pennsylvania, is the parent company of Royal Bank America, which is headquartered in Narberth, Pennsylvania. Royal Bank serves growing small and middle market businesses, commercial real estate investors, consumers, and depositors principally in Montgomery, Delaware, Chester, Bucks, Philadelphia and Berks counties in Pennsylvania, central and southern New Jersey, and Delaware. Established in 1963, Royal Bank provides an array of financial products and services through a comprehensive suite of cash management services and thirteen branches and two loan production offices. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America, and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2015.

Contact Information

Michael Thompson
Executive Vice President and Chief Financial Officer
mthompson@royalbankamerica.com